Exhibit 99.1

Release
Luna Innovations Incorporated 1 Riverside Circle, Suite 400 Roanoke, VA 24016

Media Contact:	Investor Contact:
Karin Clark Luna Innovations Incorporated Email: kclark@lunainnovations.com Phone: 1.540.769.8400	Dale Messick, CFO Luna Innovations Incorporated Email: messickd@lunainnovations.com Phone: 1.540.769.8400

Luna Innovations Announces Lawsuit Verdict

(ROANOKE, VA, April 22, 2009) – A jury in Superior Court of the State of California, County of Santa Clara, returned a verdict in the ongoing litigation between Luna Innovations Incorporated (NASDAQ: LUNA) and Hansen Medical, Inc. The jury found in favor of Hansen determining that Luna Innovations breached its contract with Hansen as well as misappropriated trade secrets belonging to Hansen. The jury awarded approximately $36 million in damages to Hansen.

Luna Innovations is evaluating the outcome, will file post-trial motions and will make a determination as to whether it intends to appeal the outcome at a later date.

About Luna Innovations:

Luna Innovations Incorporated (www.lunainnovations.com) is focused on sensing and instrumentation, and pharmaceutical nanomedicines. Luna develops and manufactures new-generation products for the healthcare, telecommunications, energy and defense markets. Our products are used to measure, monitor, protect and improve critical processes in the markets we serve. Through its disciplined commercialization business model, Luna has become a recognized leader in transitioning science to solutions. Luna is headquartered in Roanoke, Virginia.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release includes information that constitutes “forward-looking statements” made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding, but not limited to, Luna’s expectations regarding appealing the verdict. The company attempts, whenever possible, to identify forward-looking statements by words such as “intends,” “will,” “plans,” “anticipates,” “expects,” “may,” “estimates,” “believes,” “should,” “projects,” or “continue,” or the negative of those words and other comparable words. Actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the company’s control. Factors that could cause actual results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to, the risk of material harm to Luna’s business from further adverse results stemming from Luna’s litigation with Hansen Medical, Inc.

Additional factors that may affect the future results of the company are set forth in the company’s quarterly and annual reports on Form 10-Q and Form 10-K, respectively, and other filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at http://www.sec.gov, and at the company’s website at http://www.lunainnovations.com.

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LUNA INNOVATIONS INCORPORATED	Luna, Page 2

These risk factors are updated from time to time through the filing of periodic reports with the SEC. The statements made in this press release are based on information available to the company as of the date of this release and Luna Innovations undertakes no obligation to update any of the forward-looking statements herein after the date of this press release. Stockholders of or potential investors in Luna Innovations are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.